Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2005
Internet Commerce Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-24996	13-3645702
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30071
(Address of Principal Executive Offices)
(Zip Code)
(678) 533-8000
(Registrant’s telephone number, including area code)
NONE
(Former name or former address, if changed since last report)
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On October 20, 2005, the Board of Directors of Internet Commerce Corporation (the “Company”) appointed Paul D. Lapides to fill a Class I director vacancy on the Board of Directors, effective immediately, for a term expiring at the 2006 annual meeting of stockholders. The appointment of Mr. Lapides to serve as a director of the Company will be submitted to the Company’s stockholders at the next annual meeting of stockholders. Mr. Lapides was also appointed by the Board of Directors to serve as Chairman of its Audit Committee and as a member of its Nominating/Corporate Governance Committee.
     Mr. Lapides is Director of the Corporate Governance Center at the Michael J. Coles College of Business at Kennesaw State University, where he has been a professor of management and entrepreneurship since 1993. He currently serves as a director on the boards of directors of Sun Communities Inc. (NYSE: SUI), where he chairs the audit committee, and The Board of Directors Network, Inc., which is a nonprofit research and advisory organization. Mr. Lapides is a member of the Advisory Board of the National Association of Corporate Directors and served on the NACD’s Blue Ribbon Commission on Audit Committees in 1999. A certified public accountant, he is the author or co-author of more than 100 articles and seven books on management and directors’ responsibilities. Mr. Lapides received a BS with honors in economics from The Wharton School of the University of Pennsylvania and an MBA from New York University.
     There is no arrangement or understanding between Mr. Lapides and any other person pursuant to which Mr. Lapides was selected as a director of the Company. There are no transactions in which Mr. Lapides has an interest requiring disclosure under Item 404(a) of Regulation S-K.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Internet Commerce Corporation
By:	Glen E. Shipley
Glen E. Shipley
Chief Financial Officer

Dated: October 26, 2005